Exhibit 16.1


March 23, 2015

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: ROSTOCK VENTURES CORP.


Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated March 12, 2015, of ROSTOCK VENTURES CORP. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,



/s/ M & K CPAS, PLLC
--------------------------------
Houston, Texas
March 23, 2015